Exhibit 99

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
February 18, 2009	Mike Dulberg
Chief Financial Officer
(773) 832-3473
E-mail: mdulberg@corusbank.com
CORUS BANKSHARES ANNOUNCES WRITTEN AGREEMENT
WITH THE FEDERAL RESERVE BANK OF CHICAGO
AND A CONSENT ORDER WITH THE OFFICE OF
THE COMPTROLLER OF THE CURRENCY
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) today announced that, in coordination with, and at the request of, both the Federal Reserve Bank of Chicago (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), the Company and its subsidiary bank, Corus Bank, N.A. (the “Bank”), respectively, have entered into a Written Agreement (the “Agreement”) with the FRB and a Consent Order (the “Order”) with the OCC.
The Agreement and the Order (collectively, the “Regulatory Agreements”) contain a list of strict requirements ranging from a capital directive, which requires Corus and the Bank to achieve and maintain minimum regulatory capital levels (in the Bank’s case, in excess of the statutory minimums to be classified as well-capitalized) to developing a liquidity risk management and contingency funding plan, in connection with which the Bank will be subject to limitations on the maximum interest rates the Bank can pay on deposit accounts. The Regulatory Agreements also include several requirements related to loan administration as well as procedures for managing the Bank’s growing portfolio of foreclosed real estate assets. Corus is also restricted from paying any dividends or making any capital distributions, including distributions related to its trust preferred debt without advance regulatory approval. The Bank has agreed to form a board compliance committee, which will be charged with monitoring and coordinating its adherence to the provisions of the Regulatory Agreements. Corus and the Bank will be required to provide regular progress reports to both the board of directors and the regulators.
“The Regulatory Agreements are the result of ongoing discussions between the OCC, the FRB and Corus’ senior management over the last few months to address the negative impact that current market conditions are having on Corus and how best to resolve them. We believe the remedial measures agreed upon with the regulators are necessary to address asset quality deterioration and overall risk management,” said Robert J. Glickman, President and Chief Executive Officer.

“I want to emphasize to our customers that all of our deposit accounts are insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law. Furthermore, the board of directors is actively exploring Corus’ strategic alternatives, including a merger or capital infusion.”
While the Company intends to take such actions as may be necessary to enable Corus and the Bank to comply with the requirements of the Regulatory Agreements, there can be no assurance that Corus or the Bank will be able to comply fully with the provisions of the Regulatory Agreements, or that compliance with the Regulatory Agreements, particularly the limitations on interest rates offered by the Bank, will not have material and adverse effects on the operations and financial condition of the Company and the Bank. Any material failure to comply with the provisions of the Regulatory Agreements could result in further enforcement actions by both the FRB and the OCC.
Full copies of the Regulatory Agreements can be found in the investor relations section of Corus’ web site at www.corusbank.com or go to www.corusbank.com/acrobat/WrittenAgreement.pdf and www.corusbank.com/acrobat/ConsentOrder.pdf
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is a nationwide construction lender, specializing in condominium, office, hotel, and apartment projects. Its outstanding commercial real estate loans and unfunded construction commitments total approximately $5.8 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.
Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to Corus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
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